Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Peter Kelly to Lead KAR Global as Chief Executive Officer

Jim Hallett Will Serve as Executive Chairman After Transition of Management Responsibilities

CARMEL, Ind. – Mar. 2, 2021 – KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), a leading operator of digital marketplaces for wholesale used vehicles, announces that Peter Kelly will assume the role of Chief Executive Officer effective April 1, 2021. Kelly has served as KAR Global’s president since 2019 and succeeds Jim Hallett who has led the company as CEO since 2009 and became Chairman in 2014. Hallett will become executive chairman of KAR Global and continue to advise the company on strategic and customer and investor relations matters. Hallett will continue serving as Chairman of the KAR Global Board of Directors, with Kelly being named as a new director beginning April 1, 2021.

“Peter Kelly is a pioneer who helped ignite KAR’s digital transformation almost a decade ago when he brought OPENLANE into our company,” said Hallett. “Over the past several years, we’ve partnered closely to sharpen our strategy, evolve KAR’s operating model and extend the company’s leadership position in digital used vehicle marketplaces. Peter is a bold, decisive leader with a track record of building high-performing teams, and his entrepreneurial mindset makes him the perfect choice for our people and for KAR’s future. I’m confident his leadership of our company and industry will continue to deliver meaningful value to our customers and our stockholders.”

Kelly joined KAR in 2011 through the company’s acquisition of OPENLANE where he served as co-founder, president and CEO. At KAR, he rapidly scaled the startup technology to become the world’s largest private-label online auction platform supporting more than 40 OEM and financial institution brands. Kelly became chief technology officer of KAR in 2013, was named president of KAR’s digital services group in 2014, and was promoted to KAR president in 2019. In his role as president, Kelly was responsible for all KAR business units, operations and brands and oversaw the company’s historic shift to 100% digital in 2020. Most recently, Kelly led the company’s acquisition of BacklotCars, the fastest growing dealer-to-dealer platform in the United States.

Over the coming months, Hallett and Kelly will work closely to ensure a seamless transition of management responsibilities while continuing to advance the company’s strategic priorities.

“The prospect of leading KAR further into our digital future is humbling and exciting,” said Kelly. “The used vehicle industry is continuously evolving, creating new opportunities for growth and expansion in North America and internationally. Our combination of digital capabilities and physical infrastructure is unmatched in the industry and positions us well to capture these opportunities. I remain committed to investing in people, data and technology to deliver great outcomes for our customers and achieve our business goals.”

Hallett joined the company in 1993 as president of ADESA Canada. He became CEO of ADESA in 1996 and led the company’s IPO in 2004. In 2007, Hallett architected the leveraged buyout of ADESA and merger with salvage auction provider Insurance Auto Auctions, Inc. (“IAA”). Hallett took the combined company public in 2009 as KAR Auction Services, Inc. and in 2019, led the successful spin-off of IAA which generated significant value for KAR stockholders. Under Hallett’s leadership, KAR completed the acquisition of more than 50 wholesale auctions and other businesses, expanding the company across North America and Europe and growing annual sales to nearly 6 million vehicles in 2018. Hallett is the recipient of numerous industry and business awards including the 2014 National EY Entrepreneur of the Year and is widely recognized for his active philanthropy and tireless advocacy for the health, safety and wellbeing of auction employees and customers.

“It has been an honor and a privilege to work with, collaborate with and learn from Jim,” continued Kelly. “And I am very fortunate to begin my tenure as CEO from a position of strength reinforced by Jim’s love for this industry and company, as well as his commitment to safety and innovation.”

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KAR Contacts:
Media Inquiries:	Analyst Inquiries:
Tobin Richer	Mike Eliason
(317) 665-0366	(317) 249-4559
tobin.richer@karglobal.com	mike.eliason@karglobal.com

About KAR
KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services, including the sale of nearly 3.1 million units valued at approximately $30 billion through our auctions in 2020. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in about 75 countries. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Mexico, Uruguay, U.K. and Europe. For more information and the latest KAR Global news, go to www.karglobal.com and follow us on Twitter @KARspeaks.

Forward-Looking Statements
Certain statements contained in this press release include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as "should," "may," "will," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. Such statements are based on management's current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those uncertainties regarding the impact of the COVID-19 virus on our business and the economy generally, and those other matters disclosed in the Company's Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.